Exhibit 4.8

DATEDJULY 30, 2015

LOMBARD MEDICAL, INC. LOMBARD MEDICAL
TECHNOLOGIES LIMITED LOMBARD MEDICAL LIMITED as Guarantors
and

OXFORD FINANCE LLC

as Collateral Agent

CONSENT AND AMENDMENT DEED

relating to a Guarantee and Indemnity dated 24 April 2015

GREENBERG TRAURIG MAHER LLP
7TH FLOOR
200 GRAY'S INN ROAD
LONDON WC1X 8XZ

THIS CONSENT AND AMENDMENT DEED (the “Deed”) is dated July 30, 2015 and made between:

(1)       OXFORD FINANCE LLC as security agent and collateral agent (the "Collateral Agent"); and

(2)       THE COMPANIES listed in Schedule 1 as original guarantors (each an "Original
Guarantor").

INTRODUCTION

(A)	Pursuant to the terms of the Loan and Security Agreement (as defined below) the Lenders listed on Schedule 1.1 thereof agreed to make available certain credit facilities to the Borrower.

(B)	Pursuant to the terms of the Loan and Security Agreement, the Original Guarantors have entered into the Guarantee (as defined below).

(C)	Lombard Cayman Guarantor proposes to acquire all shares of outstanding capital stock of the New Borrower pursuant to the Merger Agreement, and it is proposed that the Merger Sub will merge with and into the New Borrower.

(D)	Lombard Cayman Guarantor has requested (a) the Required Lenders’ and Collateral Agent’s consent under the Loan and Security Agreement to enter into the Merger Agreement and consummate the Merger, and (b) certain amendments be made to the Loan and Security Agreement, and subject to the terms of the Consent and First Amendment to the Loan and Security Agreement, the Required Lenders’ and Collateral Agent are willing to give such consent and make such amendments.

(E)	Lombard Cayman Guarantor has also requested (a) the Required Lenders’ and Collateral Agent’s consent under the Guarantee to enter into the Merger Agreement and consummate the Merger and (b) certain amendments be made to the Guarantee, and the Required Lenders’ and Collateral Agent are willing to give such consent and make such amendments, subject to the terms and conditions set forth herein.

IT IS AGREED that:

1.        DEFINITIONS AND CONSTRUCTION
1.1	In this Deed the words and expressions set out below shall have the following meanings: "Amendment Date" has the meaning given to it in the Consent and First Amendment to the
Loan and Security Agreement;

"Consent and First Amendment to the Loan and Security Agreement” means the consent and first amendment to the loan and security agreement dated as of the even date hereof between the Borrower, the New Borrower, the Collateral Agent and Lender;

"Guarantee" means the guarantee and indemnity dated 24 April 2015 entered into between the Original Guarantors and the Collateral Agent;

"Loan and Security Agreement" means the loan and security agreement dated as of 24
April, 2015 pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof;

"Lombard Cayman Guarantor" means Lombard Medical, Inc., a company incorporated in the Cayman Islands with company number 284377;

"Merger" means the merger of the Merger Sub into the New Borrower in accordance with the terms of the Merger Agreement;

"Merger Agreement" means the merger and acquisition agreement, by and among Lombard Cayman Guarantor and the New Borrower, dated as of the even date hereof in the form provided to Collateral Agent on the Amendment Date pursuant to which Lombard Cayman Guarantor shall acquire all shares of outstanding capital stock of the New Borrower and the New Borrower shall become a wholly owned subsidiary of Lombard Cayman Guarantor;

"Merger Sub" means Delta Merger Sub, Inc., a Delaware corporation; and

"New Borrower" means Altura Medical, Inc., a Delaware corporation with an address at 923
Hamilton Ave., Menlo Park, CA 94025.

1.2	Terms defined in the Guarantee or the Loan and Security Agreement shall have the same meaning when used in this Deed unless a contrary indication appears herein.

1.3	Clause 1.2 (Construction) of the Guarantee will be deemed to be set out in full in this Deed, but as if references in that clause to the Guarantee were references to this Deed.

2.        WAIVERS AND CONSENT

The Collateral Agent hereby consents to Lombard Cayman Guarantor entering into the Merger Agreement and consummating the Merger on the date hereof, strictly in accordance with the terms of the Merger Agreement and, to the extent that any waivers under the Guarantee are required for Lombard Cayman Guarantor to enter into the Merger Agreement and consummate the Merger, the Collateral Agent hereby provide such waivers.

3.        AMENDMENTS OF THE GUARANTEE

3.1      Guarantee

With effect from the date hereof, the following undertaking shall be included in the Guarantee as clause 7.12:

“7.12        Payments under the Merger Agreement

Neither Borrower nor any Guarantor, nor any Subsidiary of any of them, shall make any payment or make any Transfer pursuant to the Merger Agreement other than as follows:

(a)  At the initial closing of the Merger, Parent shall issue its Ordinary Shares with an aggregate value of $15 million (based on the volume weighted average trading price of such Ordinary Shares as reported on the Nasdaq  National Market System for the twenty trading day period ending on the date that is immediately prior to the date of the Merger Agreement) to the Company Preferred Stockholders and Carve-Out Plan Participants (as defined in the Merger Agreement) as part of the Merger Consideration (as defined under the Merger Agreement).

(b)  As set forth herein, the proceeds of the Term A-1 Loans shall be used to pay off the Existing Indebtedness on the date hereof.

(c)  Up to an aggregate amount of $2.5 million in cash of the sellers’ expenses payable under the Merger Agreement shall be paid from cash assets of Parent and recorded as an expense on its balance sheet.

(d) Upon the achievement by New Borrower after the Amendment Date of trailing 12 month revenues from the sale of its Agili-D AAA Endograft system device of at least Ten Million Dollars ($10,000,000), as determined by Collateral Agent at the end of any fiscal month of the New Borrower based upon written evidence satisfactory to Collateral Agent, Parent shall issue its Ordinary Shares with an aggregate value of $15 million (based on the volume weighted average trading price of such Ordinary Shares as reported on the Nasdaq  National Market System for the twenty trading day period ending on the date that is immediately prior to the date of the Merger Agreement) to Company Stockholders as part of the Merger Consideration under the Merger Agreement; provided, however, such consideration may be paid in cash upon prior written approval of the Required Lenders and Collateral Agent (which approval may be withheld in the Required Lenders of the Collateral Agent’s sole discretion).

(e)  Upon the achievement of the Regulatory Milestones, and the  receipt of  the evidence (reasonably acceptable to Collateral Agent) of such achievement by Collateral Agent, Parent shall issue its Ordinary Shares with an aggregate value of up to $12.5 million (based on the volume weighted average trading price of such Ordinary Shares as reported on the Nasdaq National Market System for the twenty trading day period ending on the date that is immediately prior to the date of the  Merger Agreement) to  Company Stockholders as part  of the  Merger Consideration under the Merger Agreement; provided, however, such consideration may be paid in cash upon prior written approval of the Required Lenders and Collateral Agent (which approval may be withheld in the Required Lenders of the Collateral Agent’s sole discretion).

3.2      Continuing effect

Except as varied by the terms of this Deed, the Guarantee will remain in full force and effect and any reference in the amended Guarantee or any other Loan Document to the Guarantee or to any provision of the Guarantee will be construed as a reference to the amended Guarantee, or that provision, as amended by this Deed.

4.        GUARANTOR CONFIRMATION

Each Guarantor confirms that the guarantees and indemnities set out in the Guarantee, as amended by this Deed, shall:

4.1.1        continue to apply in respect of the obligations of each Obligor under the Loan
Documents; and

4.1.2        extend to all new obligations of any Obligor under the Loan Documents arising from the amendments effected by the Consent and First Amendment to the Loan and Security Agreement.

5.        REPRESENTATIONS

Each Guarantor makes the following representations and warranties set out in Clauses 5.1 (Binding Obligations) to 5.5 (No Default) on the date of this Deed and acknowledges that the Collateral Agent has agreed to enter into this Deed in reliance on those representations and warranties.

5.1      Binding Obligations

The obligations expressed to be assumed by it under this Deed are legal, valid, binding and enforceable obligations.

5.2      Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with:

5.2.1        any law or regulation applicable to it;

5.2.2        its constitutional documents; or

5.2.3         any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

5.3      Power and Authority

It has the power to enter into, perform and deliver and has taken all necessary action to authorise its entry into, performance and delivery of this Deed and the transactions contemplated by it.

5.4      Validity and Admissibility in Evidence

All authorisations required or desirable:

5.4.1        to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Deed; and

5.4.2         to make this Deed admissible in evidence in the courts of England, have been obtained or effected and are in full force and effect.

5.5      No Default

No Default has occurred and is continuing or is reasonably likely to result from the entry into, the performance of or any transaction contemplated by this Deed.

6.        EXPENSES

Each Guarantor shall within three Business Days of demand, pay to the Collateral Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, execution and performance of this Deed.

7.        FURTHER ASSURANCE

Each Guarantor shall, at the request of the Collateral Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Deed.

8.        MISCELLANEOUS

8.1	Other than an Indemnified Person, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Deed and no rights or benefits expressly or impliedly conferred by this Deed shall be enforceable under that Act against the parties to this Deed by any other person

8.2	If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

8.3      This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

9.        GOVERNING LAW AND JURISDICTION

9.1	This Deed, including any non-contractual obligations arising out of or in connection with it shall be construed in accordance with, English law.

9.2	Each Obligor submits to the jurisdiction of the English courts in the terms set out in clause 18 (Enforcement) of the Guarantee (as if references in that clause 18 to “this Deed” were references to this “Deed”.

IN WITNESS whereof as this Deed has been duly executed and delivered as a deed on the date first above written.

SCHEDULE 1
ORIGINAL GUARANTORS

Guarantor	Jurisdiction	Company Number
Lombard Medical, Inc.	Cayman Islands	284377
Lombard Medical Technologies Limited	England and Wales	04636949
Lombard Medical Limited	England and Wales	02998639

SIGNATORIES
THE GUARANTORS EXECUTED as a deed by
Director, duly authorised for and on behalf of
LOMBARD MEDICAL, INC, in the presence of:

Signature of Witness:
Name of Witness:
Address of Witness:
Occupation of Witness:

Address  for notices:     Lombard Medical, Technologies Inc.

15420 Laguna Canyon Road, Suite.260 Irvine, CA 92618 USA
Bill. Kullback@lombardmedical.com

Fax number:                   (+1) 949 379 3760

For the attention  of:     Bill Kullback

EXECUTED  as a deed by
Director, duly authorised for and on behalf of LOMBARD MEDICAL TECHNOLOGIES LIMITED, in the presence of:

Signature of Witness: Name of Witness: Address of Witness:

Occupation of Witness:

Address for notices:  Lombard Medical, Technologies Inc.

15420 Laguna Canyon Road, Suite. 260 Irvine, CA 92618 USA
Bill. Kullback@lombardmedical.com

Fax number:                  (+1) 949 379 3760

For the attention of:    Bill Kullback

EXECUTED  as a deed by
Director, duly authorised for and on behalf of LOMBARD MEDICAL LIMITED, in the presence of:

Signature of Witness: Name of Witness: Address of Witness:

Occupation of Witness:

Address for notices:  Lombard Medical, Technologies Inc.

15420 Laguna Canyon Road, Suite.260 Irvine,

CA 92618 USA

BiH,Kullback@lombardmedical.com

Fax number:                  (+1) 949 379 3760

For the attention of:    Bill Kull back

THE COLLATERAL AGENT

EXECUTED as a deed by
a duly authorized signatory for and on behalf of
OXFORD FINANCE LLC:
)
)
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